EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Manulife Financial Corporation’s (the “Company”) Registration Statement on Form S-8 pertaining to the registration of the Company’s common shares with respect to John Hancock Financial Services, Inc.’s 1999 Long Term Stock Incentive Plan, as amended, and John Hancock Financial Services, Inc.’s Non-Employee Directors’ Long-Term Stock Incentive Plan, of our report dated February 5, 2004 with respect to the consolidated financial statements of the Company included in its Annual Report (Form 40-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Toronto, Canada
April 28, 2004